EXHIBIT 10.3

Third Amendment to the Amended and Restated 1996 Stock Option Plan

The following paragraphs and sections of the Amended and Restated 1996 Stock Option Plan have been amended, effective February 9, 2007, to read as follows:

(a)	The name of the Plan shall be Hibbett Sports, Inc. (1996) Stock Option Plan.

(b)	Hibbett Sports, Inc. shall replace Hibbett Sporting Goods, Inc. each place where it appears in the plan.

(c)	The definition of Employee in Section 2.6 is replaced in its entirely as follows:

2.6 Employee – means any full-time employee of Hibbett Sporting Goods, Inc. or its wholly owned subsidiaries who the Committee, acting in its absolute discretion has, determined to be eligible for the grant of an Option under this Plan.